KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS



                                                      Year Ended       Year Ended      Year Ended
                                                     June 30, 2005    June 30, 2004   June 30, 2003
                                                   ------------------------------------------------
                                                   (In Thousands, Except Per Share Data, Unaudited)

Income available to common stockholders              $  18,898         $  12,897         $  4,055

Weighted average shares outstanding
   (as restated)                                        57,963            50,916           50,916

Basic earnings per share (as restated)               $    0.33         $    0.25         $   0.08

Income for diluted earnings per share                $  18,898         $  12,897         $  4,055

Total weighted average common shares and
   equivalents outstanding for diluted
   computation (as restated)
                                                        57,963            50,916           50,916

Diluted earnings per share (as restated)             $    0.33         $    0.25         $   0.08
